EXHIBIT 21.01

LIST OF SUBSIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of subsidiaries directly or indirectly owned by each of our subsidiaries.

Subsidiary Name and Jurisdiction of Formation	Our % Ownership	U.S. Subsidiaries of our Subsidiaries	Non-U.S. Subsidiaries of our Subsidiaries

LLC Investment Company Freedom Finance, Russia	100%	-	3
LLC FFIN Bank, Russia(1)
JSC Freedom Finance, Kazakhstan(1)
Bank Freedom Finance Kazakhstan JSC, (formerly known as JSC Bank Kassa Nova), Kazakhstan(2)
Freedom Finance Europe Limited, Cyprus	100%	-	1
Freedom Finance Germany GmbH, Germany(3)
Freedom Finance Technologies Ltd (formerly known as Freedom Finance Management Ltd), Cyprus(3)	100%	-	-
LLC Freedom Finance Ukraine, Ukraine(4)	32.88%	-	-
LLC Freedom Finance Uzbekistan, Uzbekistan	100%	-	-
LLC Freedom Finance Azerbaijan, Azerbaijan	100%	-	-
Freedom Finance Global PLC, Astana International Financial Centre	100%	-	-
Prime Executions, Inc., New York, United States	100%	-	-
FFIN Securities, Inc., Nevada, USA*	100%	-	-

(1) LLC IC Freedom Finance owns a 100% interest in LLC FFIN Bank, and a 93% interest in JSC Freedom Finance. Freedom Holding Corp owns a 7% interest in JSC Freedom Finance.

(2) JSC Freedom Finance owns a 100% interest in Bank Freedom Finance Kazakhstan JSC.

(3) Freedom Finance Europe Limited owns a 100% interest in Freedom Finance Germany GmbH.

(4) Askar Tashtitov, the President and a director of the Freedom Holding Corp, owns the remaining 67.12% interest in Freedom Finance Ukraine. As a result of a series of contractual relationships between the Freedom Holding Corp and Freedom Finance Ukraine, it is accounted for as a variable interest entity and its financial results are consolidated into the financial statements of Freedom Holding Corp.

* Indicates entities that are not currently engaged in active operations.